Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
(215) 988-2700 (Phone)
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www.drinkerbiddle.com

May 31, 2011

Center Coast Core MLP Fund I, LLC
Center Coast Core MLP Fund II, LLC
c/o Registered Fund Solutions, LLC
125 Maiden Lane
New York, NY 10038

Re:  Partnership Status for Federal Income Tax Purposes

Ladies and Gentlemen:

We have acted as counsel to Center Coast Core MLP Fund I, LLC and Center Coast Core MLP Fund II, LLC, each a Delaware limited liability company (each a Fund, and collectively the “Funds”), in connection with the preparation and filing for each Fund of a Registration Statement on Form N-2, which includes a Confidential Private Placement Memorandum (the “Confidential Memorandum”) and a Statement of Additional Information, with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Company Act”), on or about May 31, 2011.

In connection with the filing of the Registration Statement, you have requested our opinion on:

(1) Whether each Fund will be classified as a partnership for Federal income tax purposes; and

(2) Whether each Fund will be a publicly traded partnership treated as a corporation for Federal income tax purposes under Internal Revenue Code section 7704.

In formulating our opinion, we have reviewed and relied upon the Confidential Memoranda, the Statements of Additional Information, the Limited Liability Company Operating Agreements of the Funds (the “Operating Agreements”), and such other documents, information and materials as we have deemed appropriate.  We have assumed that each Fund will operate in the manner described in its respective Operating Agreement and Confidential Memorandum, and that all terms and provisions of those documents discussed herein are enforceable and will be complied with.  We have also assumed, based on your representations, that no election will be filed with the Internal Revenue Service (the “IRS”) for either Fund to be taxable as a corporation.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Confidential Memoranda.

Center Coast Core MLP Fund I, LLC
Center Coast Core MLP Fund II, LLC
May 31, 2011

Discussion

Classification as a Partnership for Federal Income Tax Purposes

Treasury Regulation § 301.7701-3 provides that limited liability companies such as the Funds, which are formed under Delaware law, will be classified as partnerships for Federal income tax purposes unless elections are filed with the IRS for the entities to be taxable as corporations.  No such elections will be filed.

Avoidance of Publicly Traded Partnership Status

Internal Revenue Code section 7704(a) provides, in general, that a publicly traded partnership will be treated as a corporation for Federal income tax purposes unless certain exceptions apply.  Section 7704(b) defines a “publicly traded partnership” as a partnership the Interests of which (1) are traded on an established securities market or (2) are readily tradable on a secondary market (or the substantial equivalent thereof) (“Readily Tradable”).  An established securities market includes (a) a national securities exchange registered under the Securities Exchange Act of 1934, as amended, (b) a national securities exchange exempt from such registration because of the limited volume of transactions, (c) a foreign securities exchange that satisfies regulatory requirements analogous to those under that act, (d) a regional or local exchange, and (e) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.1  Because no Interests in the Funds will be traded on any such established securities market, the Funds will not be  publicly traded partnerships unless the Interests are Readily Tradable.

Treasury Regulations issued under Internal Revenue Code section 7704(a) provide that, in general, partnership Interests are Readily Tradable if, taking into account all of the facts and circumstances, the partners are readily able to buy, sell or exchange their partnership Interests in a manner that is comparable, economically, to trading on an established securities market.2  The regulations provide further that partnership Interests are Readily Tradable if (1) the Interests are regularly quoted by any person making a market in the Interests, (2) any person regularly makes available to the public bid or offer quotes with respect to the Interests and stands ready to effect buy or sell transactions at the quoted price, (3) the holder of any Unit has a readily available, regular and ongoing opportUnity to sell or exchange the Interests through a public means, or (4) prospective buyers and sellers otherwise have the opportUnity to buy, sell or exchange Interests in a time frame and with the regularity and continuity comparable to that described in the preceding clauses.3  Thus, for a secondary market or its substantial equivalent to exist, partners must have the opportUnity to sell or exchange partnership Interests on a regular basis and in a short time-frame.

1 Treas. Reg. § 1.7704-1(b).

2 Treas. Reg. § 1.7704-1(c)(1).

3 Treas. Reg. § 1.7704-1(c)(2),

Center Coast Core MLP Fund I, LLC
Center Coast Core MLP Fund II, LLC
May 31, 2011

In the case of each Fund, Section 4.3 of its respective Operating Agreement provides generally that the Units in the Fund are not transferable without the consent of the Board of the Fund.  If a Member wishes to increase or decrease an investment in a Fund, the increase will generally be accomplished through a capital contribution to the Fund and the decrease will be accomplished through a repurchase of Units, each of which will be reflected by an increase or decrease, respectively, in the Member’s capital account balance.  No transfer of any Units to any other person is permitted to occur, except by operation of law pursuant to the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Member (all of which are types of transfers that are disregarded for purposes of determining whether partnership Interests are Readily Tradable under Treasury Regulation § 1.7704-1(e)(1)); or under certain limited instances with the written consent of the Board of the applicable Fund, which may be withheld in the applicable Board’s sole and absolute discretion.  The Operating Agreements provides that the Board of each Fund generally will not consent to a transfer except in certain limited circumstances.  Accordingly, it does not appear that Units will be considered sufficiently freely transferable to third parties as to cause the Units to be Readily Tradable.

Nevertheless, consistent with applicable legislative history, Treasury Regulation § 1.7704-1(a)(3) provides that, for purposes of Internal Revenue Code section 7704(b), a transfer of an Unit in a partnership includes a repurchase by a Fund.  The legislative history of section 7704 indicates that the “occasional and irregular repurchase or redemption” of partnership Interests by the partnership will not cause the partnership to be considered publicly traded under section 7704, but “[a] regular plan of redemptions or repurchases, or similar acquisitions of Interests in the partnership such that holders of Interests have readily available opportUnities to dispose of their Interests, that is essentially equivalent to a secondary market, indicates that the Interests are readily tradable on what is the substantial equivalent of a secondary market.”4  Thus, partnership Interests may be Readily Tradable if the partnership itself is making a market in those Interests in a manner comparable, for example, to an open-end mutual fund.

4 H.R. Rep. No. 100-495, 100th Cong., 1st Sess., 944 (1987).

Center Coast Core MLP Fund I, LLC
Center Coast Core MLP Fund II, LLC
May 31, 2011

The Treasury Regulations set forth certain “safe harbors” on which a partnership may rely to assure that Interests in it are not Readily Tradable, one of which is of particular relevance here.  That safe harbor applies in the case of a redemption or repurchase agreement, which is defined as “a plan of redemption or repurchase maintained by a partnership whereby the partners may tender their partnership Interests for purchase by the partnership, another partner, or a person related to another partner.”5  According to Treasury Regulation § 1.7704-1(f), the transfer of an Unit in a partnership pursuant to a redemption or repurchase agreement is disregarded in determining whether Interests in the partnership are Readily Tradable if three conditions are met:

(1) The redemption or repurchase agreement provides that the redemption or repurchase cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner’s intention to exercise the redemption or repurchase right;

(2) Either–

(i) The redemption or repurchase agreement requires that the redemption or repurchase price not be established until at least 60 calendar days after receipt of such notification by the partnership or the partner; or

(ii) The redemption or repurchase price is established not more than four times during the partnership’s taxable year; and

5 Treas. Reg. § 1.7704-1(e)(3).

Center Coast Core MLP Fund I, LLC
Center Coast Core MLP Fund II, LLC
May 31, 2011

(3) The sum of the percentage Interests in partnership capital or profits transferred during the taxable year of the partnership . . . does not exceed ten percent of the total Interests in partnership capital or profits.

Repurchases of Units will satisfy the first two requirements for a safe-harbor repurchase agreement.  The Funds will not pay any cash to the Member in respect of the repurchased Units until at least 30 days after the Valuation Date, which is, in turn, at least 30 days after the Expiration Date.  Accordingly, repurchase will not occur within 60 calendar days of the receipt of written notice from the Members.  Moreover, if a Fund is repurchasing more than 95 percent of a Member’s Unit (a “95 Percent Redemption”), 5 percent of the repurchase amount to be paid to the Member will be further deferred and paid after the Fund’s next annual audit.  The repurchased Units will be valued as of the Valuation Date, and no Unit will be paid for the period between then and when the Member actually receives cash from a Fund.  Furthermore, Section 4.4(a) of the Operating Agreement limits repurchase offers to four per fiscal year, meaning that the repurchase price would be established no more than four times in either Fund’s taxable year.  Thus the Funds will satisfy both Treasury Regulation § 1.7704-1(f)(1) and Treasury Regulation §1.7704-1(f)(2)(ii).

Depending on the volume of repurchases of Units in any particular year, a Fund may or may not meet the third requirement of the safe harbor for that year, which is that the repurchased Interests in partnership capital or profits in a taxable year not exceed ten percent of the total Interests in partnership capital or profits.  The Operating Agreements do contain express annual limitations on the amount of repurchases, but it is in excess of 10%.  Section 4.4(a) of each Operating Agreement does, however, provide that repurchases of Units will be undertaken in the sole discretion of the Directors, taking into consideration factors including the anticipated tax consequences of any proposed repurchases.  No Member has an absolute right to have Units repurchased.

Although the repurchase provisions of the Operating Agreements do not ensure that the Funds will meet all the requirements of the redemption or repurchase agreement safe harbor every year, this potential failure to meet the safe harbor in one or more particular years does not preclude a determination that the Units are not Readily Tradable.  Treasury Regulation § 1.7704-1(c)(3) says that: “The fact that a transfer of a partnership Unit is not within one or more of the safe harbors described in . . . this section is disregarded in determining whether Interests in the partnership are [Readily Tradable].”  To the contrary, the fact that the Funds’ Unit repurchase provisions will satisfy two of the three tests of the safe harbor helps support the position that the repurchase provisions do not create Readily Tradable Units.

Center Coast Core MLP Fund I, LLC
Center Coast Core MLP Fund II, LLC
May 31, 2011

The lapse of at least 60 days between the tender of Units and the payment for the Units and the additional delay in the payment of the last 5% of the withdrawal proceeds to at least the date of a Fund’s annual audit in the case of a 95 Percent Redemption, constitute significant contractual restrictions on liquidity.  In addition, Section 4.4(a) of each Operating Agreement limits repurchases to four per year, an absolute maximum of 20 percent of each Fund's net assets that may be repurchased each quarter, and an absolute maximum of 50 percent of percentage of Interests of each Fund that may be repurchased each year, and within those constraints the amount of all repurchases are determinable at the discretion of the Board of the applicable Fund.  The contractual restrictions on repurchases of Units will make the position of the Members very different from the economic position that they would be in if the Units were traded on an exchange, where investors are typically able to buy and sell on a daily basis and settlement occurs on the third business day after each trade date.

In addition to the Funds’ liquidity restrictions that relate directly to the safe harbor provision, the Operating Agreements and the Confidential Memoranda impose another significant restriction that is relevant to the question whether Members are in an economic position similar to that they would be in if the Units were traded on an established securities market.  Members will not learn the precise amount they will receive for their Units until at least 30 days after they must make the decision to sell the Interests.  Again, a sale on an established securities market would, of course, entail no such time delay in learning the amount to be received on the sale.  This delay and uncertainty regarding the amounts Members will receive for their Units provide a further indication that Members will not enjoy the same liquidity that is available for securities traded on an established securities market.

The liquidity of the Units is also restricted as a result of certain penalties and limits on the amount of Units that will be repurchased.  As discussed above, the amount of Units that will be repurchased can be no more than 20 percent of each Fund’s net assets, four times per year, with an annual maximum of 50 percent of percentage of interests of each Fund that can be repurchased each year.  In addition, under Section 4.4(a) of each Operating Agreement, although the relevant Board of Directors may consider whether to cause a Fund to repurchase Units subject to the limitations described herein, it is under no obligation to make any repurchase offers.  Furthermore, no guarantee is made that a Member’s tendered Units will be fully repurchased.  The Confidential Memorandum provides that the Funds may elect to repurchase less than the full amount a Member requests to be repurchased.  If a repurchase offer is oversubscribed, the Funds may repurchase only a pro rata portion of the amount tendered by each Member.  Section 4.4(j) allows a majority of the Board of Directors to suspend, postpone or terminate an offer to repurchase Units.  Under Section 4.4(d) and the Confidential Memoranda, a Member tendering only a portion of the Member’s Unit is also required to maintain a Capital Account balance of at least $200,000 in Center Coast Core MLP Fund I, LLC and $150,000 in Center Coast Core MLP Fund II, LLC.  These restrictions and penalties constitute additional facts and circumstances that distinguish Units in the Funds from securities freely traded on an exchange.

Center Coast Core MLP Fund I, LLC
Center Coast Core MLP Fund II, LLC
May 31, 2011

Conclusions

Based on and subject to the foregoing and the limitations set forth below, we are of the opinion that, for Federal income tax purposes:

(1) Each Fund will be classified as a partnership; and

(2) Neither Fund will be a publicly traded partnership treated as a corporation under Internal Revenue Code section 7704.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.  We express no opinion relating to any Federal tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of our opinion.  We also express no opinion regarding tax consequences under foreign, state or local laws.  Our firm includes lawyers admitted to practice in the Commonwealth of Pennsylvania, the States of California, Delaware, Illinois, New Jersey, New York and Wisconsin and the District of Columbia.  We do not purport to be experts in the laws of any other jurisdiction, aside from Federal law.  In issuing our opinion, we have relied solely upon existing provisions of the Internal Revenue Code, existing and proposed Treasury Regulations under it, and current administrative positions and judicial decisions.  Those laws, regulations, administrative positions and judicial decisions are subject to change at any time.  Any such changes could affect the validity of the opinion set forth above.  Also, future changes in Federal tax laws and the interpretation of them can have retroactive effect.

Center Coast Core MLP Fund I, LLC
Center Coast Core MLP Fund II, LLC
May 31, 2011

We consent to the references to our firm and to this opinion contained in the Confidential Memorandum.  By giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933 and rules and regulations issued by the Securities and Exchange Commission under that Act, nor do we intend by this letter to certify any portion of such Confidential Memorandum or any other portion of the Registration Statement.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP